Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Elects Dion J. Weisler to Board of Directors

SANTA CLARA, Calif., June 17, 2020 – Intel Corporation today announced that Dion J. Weisler, former President & CEO of HP Inc., was elected to Intel’s board of directors. Weisler will serve as an independent director and member of the compensation and finance committees.

“We are excited to welcome Dion to the board,” said Intel Chairman, Omar Ishrak. “He brings a deep understanding of the Intel customer experience and a wealth of technical industry knowledge spanning client, cloud and network computing. Dion also shares Intel’s strong commitment to corporate responsibility, having championed diversity and inclusion as well as sustainability while leading HP.”

Weisler, 52, has extensive global executive experience, including serving as the President and Chief Executive Officer of HP Inc. from 2015 to 2019. Prior to this, he held senior executive roles at HP Co. and Lenovo Group, Inc. where he was responsible for various operations in Asia Pacific and globally. His experience also includes management positions with Telstra Corp. Ltd., a telecommunications company, and Acer Inc. Weisler also has significant public company board experience. This includes serving on the HP Inc. board from 2015 to May 2020. He currently serves as a director on the boards of Thermo Fisher Scientific, Inc. and BHP.

“Having admired Intel for more than three decades as the company that fueled compute as we know it, I’m honored and excited to join them as they transform to capitalize on new markets fueled by the incredible growth of data and intelligence. Their rich entrepreneurial culture, unique innovation and scale positions Intel to drive a positive global impact for decades to come,” said Weisler.

Intel’s company bylaws designate a range of nine to 15 board members. With this addition, there are currently ten members on the board. Since 2018, Intel has added four independent directors, half of whom are women, including one who is an underrepresented minority.

“In the last two years, Intel has made significant changes to its board of directors, having reduced the average tenure, added critical skills and increased board diversity,” said Ishrak. “While we view this as positive progress, we are not satisfied. Consistent with Intel’s values, we expect to continue adding additional directors with a specific focus on increasing the representation of racially and ethnically diverse board members.”

About Intel

Intel (NASDAQ: INTC), a leader in the semiconductor industry, is shaping the data-centric future with computing and communications technology that is the foundation of the world’s innovations. The company’s engineering expertise is helping address the world’s greatest challenges as well as helping secure, power and connect billions of devices and the infrastructure of the smart, connected world - from the cloud to the network to the edge and everything in between. Find more information about Intel at newsroom.intel.com and intel.com.

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